Exhibit (a)(1)(F)

NOTICE TO PARTICIPANTS OF
WILLIAMS CONTROLS, INC. 401(K) PLAN

November 29, 2012

Dear Plan Participant:

Columbia Acquisition Sub, Inc. (the “Purchaser”), a wholly owned subsidiary of Curtiss-Wright Corporation (“Curtiss-Wright”), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Williams Controls, Inc., (“Williams Controls”), at a price of $15.42 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2012 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

You are receiving this notice because you are a participant in the Williams Controls, Inc. 401(k) Plan (the “Plan”), and our records indicate that a number of Shares are allocated to your account under the Plan. Although only a trustee under the Plan (a “Plan Trustee”) can tender Shares held in the Plan, you have the right, pursuant to the terms of the Plan, to direct a Plan Trustee to tender all or a percentage of the Shares allocated to your account. You are being asked to provide direction on how to respond to the Offer by completing the attached instruction form (the “Instruction Form”). If you do not wish to tender your Shares held in the Plan, you do not need to take any action.

With this notice, we are enclosing a copy of the Offer to Purchase and the related Letter of Transmittal (for informational purposes only), as well as a copy of the Williams Controls recommendation that shareholders accept the Offer and tender their Shares pursuant to the Offer, as detailed in the Williams Controls Schedule 14D-9 filed with the Securities and Exchange Commission on November 15, 2012. You are encouraged to read the Schedule 14D-9 in conjunction with the Offer to Purchase because it contains important information about the Offer, including the reasons underlying the recommendation of Williams Controls with respect to the Offer.

For any Shares in the Plan that are tendered and purchased by the Purchaser, the Purchaser will pay cash to the Plan. INDIVIDUAL PARTICIPANTS WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Please note that in order to tender your shares according to your instructions, a Plan Trustee must receive those instructions no later than 5:00 P.M., New York City time on December 11, 2012, unless the Offer is extended, in which case your instructions must be received no later than two (2) business days before the expiration date of the Offer (the “Tender Deadline”). The Letter of Transmittal accompanying the materials included with this Letter is furnished to you for your information only and cannot be used to tender Shares held in the Plan. You must use the special Instruction Form for Participants in the Williams Controls, Inc. 401(k) Plan for your tender election to be valid.

Your direction will be deemed irrevocable unless withdrawn by the Tender Deadline. In order to make an effective withdrawal, you must submit a new Instruction Form, which may be obtained by contacting Innisfree M&A Incorporated, the Information Agent listed in the Offer to Purchase, toll-free at (888) 750-5834.

If your instructions are not received by the Tender Deadline, your Shares will be tendered by a Plan Trustee in the same proportion as the instructions submitted by other Plan participants. If you desire to tender any Shares other than Shares allocated to your account under the Plan, you must properly complete and duly execute a Letter of Transmittal for such Shares and deliver such Letter of Transmittal to the Depositary (as defined in the Offer to Purchase). A PLAN TRUSTEE CANNOT INCLUDE NON-PLAN SHARES IN ITS LETTER OF TRANSMITTAL.

If you have any questions you may contact the Innisfree M&A Incorporated toll-free at (888) 750-5834.

Sincerely,

Dennis E. Bunday, as Trustee